Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST SIGNS AGREEMENT TO PURCHASE
SUN MICROSYSTEMS’ NEWARK, CALIFORNIA CAMPUS
SAN DIEGO, CA — June 7, 2006 — BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has signed a definitive purchase and sale agreement with Sun Microsystems, Inc. (Nasdaq: SUNW) to acquire the SUNW campus located in Newark, California. The campus includes ten buildings comprising a total of approximately 1.4 million square feet of primarily office space, as well as undeveloped land. The total purchase price is approximately $215 million, excluding estimated closing costs.
Sun Microsystems, Inc. would lease the campus pursuant to 10 leases which conclude in phases over an 18-month period and are cancelable at the tenant’s option with 90 days’ notice. BioMed intends to re-market and re-develop the space for use by life science tenants. “This acquisition is a tremendous opportunity for our company and our stockholders. With limited availability of large contiguous spaces for lease to life science tenants in the San Francisco Bay area, this asset is well-positioned to capitalize on improving office and laboratory market fundamentals and generate attractive returns. This transaction represents a unique opportunity for BioMed to add to the company’s life science portfolio in San Francisco — the largest life science market in the country,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
The acquisition is anticipated to close in the third quarter of 2006, and is subject to customary closing conditions.
BioMed has scheduled a conference call and web cast to discuss the transaction at 6 a.m. Pacific Time (9:00 a.m. Eastern Time) on Thursday, June 8, 2006. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling 800-366-7417 (domestic) or 303-262-2131 (international). The call will be archived for 7 days on both web sites. A telephone playback of the conference call will also be available from 9:00 a.m. Pacific Time on Thursday, June8, 2006 through midnight Pacific Time on Thursday, June 15, 2006 by calling 800-405-2236 (domestic) or 303-590-3000 (international) and using access code: 11063355.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 46 properties, representing 70 buildings with approximately 5.8 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks that the Sun acquisition will not be completed on the terms described in this release, or at all; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully (including the Sun acquisition); risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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